Morgan, Lewis & Bockius LLP
1111 Pennsylvania Ave NW
Washington, DC 20004




June 28, 2005


Rydex Capital Partners SPhinX Fund
9601 Blackwell Road
Suite 500
Rockville, MD 20850

Re:      OPINION OF COUNSEL REGARDING POST-EFFECTIVE AMENDMENT NO. 2 TO THE
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         REGISTRATION STATEMENT FILED ON FORM N-2 UNDER
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         THE SECURITIES ACT OF 1933 (FILE NO. 333-102487)
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Ladies and Gentlemen:

We have acted as counsel to Rydex Capital Partners SPhinX Fund, a Delaware statutory trust (the "Fund"), in connection with the above-referenced Registration Statement on Form N-2 (as amended, the "Registration Statement") which relates to the Fund's previously registered common shares of beneficial interest, par value of $.01 per share (the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 2 to the Registration Statement (the "Amendment") to be filed with the U.S. Securities and Exchange Commission pursuant to Section 8(c) of the Securities Act of 1933 (the "1933 Act") and rule 8b-16 under the Investment Company Act of 1940. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the State of Delaware as to the existence and good standing of the Fund;


(b) Copies of the Fund's Agreement and Declaration of Trust and all amendments and supplements thereto (the "Declaration of Trust");

(c) a certificate executed by Joanna M. Haigney, Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust and By-Laws (the "By-Laws"), and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares; and

(d)      a printer's proof of the Amendment.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP